Exhibit 10.1

STOCKHOLDER’S AGREEMENT

by and between

COREBRIDGE FINANCIAL, INC.

and

NIPPON LIFE INSURANCE COMPANY

Dated as of December 9, 2024

i

 Schedules

Schedule A	NLI Competitors
Schedule B	Joinder to the Stockholder’s Agreement
Schedule C	Confidentiality Agreement

ii

STOCKHOLDER’S AGREEMENT

This Stockholder’s Agreement, dated as of December 9, 2024, by and between Corebridge Financial, Inc., a Delaware corporation (the “Company”) and Nippon Life Insurance Company, a mutual company (sougogaisha) organized under the laws of Japan (“NLI”).

BACKGROUND

WHEREAS, NLI, American International Group, Inc. (“AIG”) and the Company entered into that certain Stock Purchase Agreement, dated as of May 16, 2024 (the “Stock Purchase Agreement”), pursuant to which, among other things, NLI has agreed to purchase from AIG, and AIG has agreed to sell to NLI, shares of Common Stock, subject to the terms and conditions set forth in the Stock Purchase Agreement;

WHEREAS, the parties to this Agreement are entering into this Agreement pursuant to, and in accordance with the terms and conditions of, the Stock Purchase Agreement, and as a mutual inducement to consummate the transactions contemplated by the Stock Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, NLI is entering into that certain Registration Rights Assignment Agreement providing for the assignment of AIG’s registration rights with respect to the Shares (as defined in the Stock Purchase Agreement) to NLI; and

 WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company and NLI wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

Section 1.1          Defined Terms.

In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Additional Acquisition” means any acquisition by NLI or its Controlled Affiliates (including pursuant to NLI’s right of first offer set forth in Section 6.08 of the Stock Purchase Agreement) of any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (including Common Stock) of the Company following the Closing that (a) would result in the NLI Parties having a Share Ownership Percentage of 25% or more or (b) would, together with any other arrangements between the Company and the NLI Parties (including this Agreement and the Stock Purchase Agreement), result in an ability of the NLI Parties to designate or otherwise determine 25% or more of the Total Number of Directors at any time following the Closing.

“Additional Acquisition Notice” has the meaning set forth in Section 3.1(c)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the power to direct the management or policies of a Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise, provided that no party to this Agreement shall be considered an Affiliate of any other party to this Agreement for the purposes of this Agreement.

“Agreement” means this Stockholder’s Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“AIG” has the meaning set forth in the Recitals.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Audit Committee” means the Audit Committee of the Board.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d‑3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Board Materials” has the meaning set forth in Section 2.3.

“Board Observer” has the meaning set forth in Section 2.3.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York or Tokyo, Japan are authorized or required by Applicable Law to close.

“Cause Event” means, with respect to any Secondee:

(a)	the Secondee’s:

(i)	conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding:

(A)	on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

(B)	on a felony charge; or

(C)	on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations;

(ii)	engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act);

(iii)
violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries is a member; or

(iv)	material uncured (to the extent curable) violation of the Company’s codes of conduct or any other Company policy as in effect from time to time; or

(b)	any determination or finding that the Secondee is untrustworthy by any Governmental Authority.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Compensation Committee” means the Compensation Committee of the Board.

“Confidentiality Agreement” has the meaning set forth in Section 2.1(k).

“Controlled Affiliate” means, with respect to NLI, any Affiliate of NLI that is controlled by NLI, including any direct or indirect Subsidiary of NLI.

“Designation Right” has the meaning set forth in Section 2.1(a).

“Director” means any director serving on the Board.

“Equity Securities” means any and all:

(a)
shares, interests, participations or other equivalents (however designated) of capital stock or other Voting Securities of a corporation, and any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation);

(b)
securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or Voting Securities of (or other ownership or profit or voting interests in) such Person; and

(c)
any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange or any other national securities exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exempt Transfer” means a Transfer pursuant to any merger, business combination, tender offer business consolidation, recapitalization or exchange offer or similar transaction involving shares of Common Stock whereby the stockholders of the Company (together with their Affiliates) as of immediately prior to such transaction do not own at least 50% of the outstanding Common Stock of the Company immediately following such transaction, in each case, that has been approved by and recommended by the board of directors of the Company.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any nation, government, or supra‑national body of competent jurisdiction, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction or other entity with quasi‑governmental authority.

“Necessary Action” means, with respect to the Company and any specified result, actions within its and its Subsidiaries’ reasonable control (to the extent such actions are permitted by Applicable Law and would not cause a violation of the Company’s organizational documents or this Agreement and to the extent such actions are required to achieve such specified result) as commercially reasonable and practicable to achieve such result, including executing agreements, consents, waivers and other instruments and not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of such result.

“NLI” has the meaning set forth in the Preamble.

“NLI Competitor” means the Persons set forth on Schedule A or any Subsidiary or successor by operation of law of such Persons.

“NLI Designee” has the meaning set forth in Section 2.1(c).

“NLI Parties” means:

(a)	NLI;

(b)	any Affiliates of NLI; and

(c)	any NLI Permitted Transferees that become a party to this Agreement by executing a joinder agreement substantially in the form attached as Schedule B to this Agreement.

“NLI Permitted Transferee” means a Person who receives Common Stock via a Permitted Transfer in accordance with this Agreement.

“Nominating and Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Permitted Transfer” means a Transfer:

(a)	that has been approved in advance by a majority of the disinterested members of the Board or a duly authorized committee thereof; or

(b)	to or among NLI and its Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under Applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Representatives” mean, with respect to any party, such party’s directors, officers, employees, Affiliates, subsidiaries, advisors (including without limitation, financial advisors, attorneys, accountants, actuaries and consultants) and agents.

“Required Authorizations” means all material authorizations, consents, approvals, non-disapprovals or non-objections of, or filings, declarations or registrations with, or notifications to, (i) a Governmental Authority, (ii) the board of directors or shareholders of a Company fund registered as an “investment company” under the Investment Company Act of 1940, as amended, or (iii) advisory clients of any Affiliate of the Company that is an investment adviser registered under the Investment Advisers Act of 1940, as amended, in each case, reasonably necessary, proper or advisable pursuant to Applicable Law in connection with the consummation of an Additional Acquisition.

“Secondee” has the meaning set forth in Section 3.5.

“Secondment Agreement” has the meaning set forth in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Ownership Percentage” means, as of any applicable date hereunder, and with respect to any Person, a percentage equal to the quotient of:

(a)	the total number of shares of Common Stock Beneficially Owned by such Person, divided by

(b)	the total number of issued and outstanding shares of Common Stock.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Sunset Date” has the meaning set forth in Section 2.1(a).

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Applicable Law, contract or otherwise, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

Section 1.2          Construction.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The word “or” shall be inclusive and not exclusive.

(c)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)	References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.

(e)	All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)
Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)
As context requires, any masculine gender shall include the feminine and neuter genders; any feminine gender shall include the masculine and neuter genders; and any neuter gender shall include masculine and feminine genders.

(i)
Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(j)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)	References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(l)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(m)	References to any Person include the successors and permitted assigns of that Person.

(n)	References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(o)	References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

(p)	The symbol “$” refers to United States Dollars, the lawful currency of the United States of America.

(q)	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(r)	References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

(s)
Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

ARTICLE II
CORPORATE GOVERNANCE MATTERS

Section 2.1          Composition of the Board.

(a)
Subject to the terms and conditions of this Article II, from and after the Closing, until the date that the Share Ownership Percentage of the NLI Parties is less than 5% (the “Sunset Date”), NLI shall have the right (but not the obligation) to designate (and the individuals nominated for election as Directors by or at the direction of the Board or a duly authorized committee thereof shall include) a number of individuals to serve as Directors equal to the product of the Total Number of Directors multiplied by the Share Ownership Percentage of the NLI Parties, with such number of Directors rounded down to the nearest whole number (the “Designation Right”).

(b)
In the event that the Board determines in good faith, after consultation with outside counsel, that the nomination of any such individual designated by NLI would be inconsistent with the Board’s fiduciary duty under Applicable Law or with the rules and regulations of the Exchange, NLI shall have the right (but not the obligation) to designate any other individual that would not result in such determination.

(c)
If at any time NLI has designated fewer than the total number of individuals that NLI is then entitled to designate pursuant to Section 2.1(a), NLI shall have the right (but not the obligation) to designate such number of additional individuals that NLI is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation, support, or other action would be inconsistent with the Board’s fiduciary duty under Applicable Law, take all Necessary Action to:

(i)	effect the election or appointment of such additional designees, whether by increasing the size of the Board or otherwise; and

(ii)	cause the election or appointment of such additional designees to fill any such newly created vacancies or to fill any other existing vacancies.

Each such individual whom NLI shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected or appointed as a Director shall be referred to herein as a “NLI Designee”.

(d)
If at any time the number of NLI Designees is greater than permitted by NLI’s Share Ownership Percentage pursuant to Section 2.1(a), NLI shall cause one or more of its NLI Designees to resign from the Board within 60 days of the date on which its Share Ownership Percentage decreased below the level necessary to maintain such NLI Designees.

(e)
Each of the NLI Designees shall be entitled to receive compensation as Directors from the Company, but only if he/she (i) is not an employee of NLI or otherwise compensated by NLI in connection with his/her position as NLI Designee and (ii) is determined by the Board to be independent under Applicable Law and the rules and regulations of the Exchange.

(f)
The Company may terminate the Designation Right by written notice to NLI within 30 Business Days if (i) the parties to this Agreement agree in writing to terminate the Designation Right, (ii) the exercise of the Designation Right by NLI or participation by the NLI Designee on the Board is prohibited by Applicable Law or (iii) NLI commits a willful and material breach of this Agreement, which willful and material breach is not cured within 60 days after NLI’s receipt of a written notice in respect thereof from the Company, provided that prior to any termination of the Designation Right pursuant to this Section 2.1(f), an executive officer of the Company shall discuss such termination of the Designation Right with an executive officer of NLI and consider in good faith whether there are available alternatives or remedies to avoid terminating the Designation Right.

(g)
In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any NLI Designee, any individual nominated or appointed by or at the direction of the Board or any duly authorized committee thereof to fill such vacancy shall be a new designee of NLI, and the Company and the Board shall take, to the fullest extent permitted by Applicable Law and the rules and regulations of the Exchange, at any time and from time to time, all Necessary Action to cause such vacancy to be filled by such designee of NLI, as promptly as practicable following such designation, unless the Board determines in good faith, after consultation with outside counsel, that such determination to fill such vacancy would be inconsistent with the Board’s fiduciary duty under Applicable Law.

(h)
The Company and the Board shall take, to the fullest extent permitted by Applicable Law and the rules and regulations of the Exchange, all Necessary Action to cause the individuals designated by NLI pursuant to the Designation Right to be appointed to the Board immediately after the Closing, provided that if the Board determines in good faith, after consultation with outside counsel, that the appointment of any such designee would be inconsistent with the Board’s fiduciary duty under Applicable Law or with the rules and regulations of the Exchange, the Board shall not be required to appoint such designee but NLI shall have the right (but not the obligation) to designate any other individual that would not result in such determination.

(i)
For any designation pursuant to this Section 2.1 that occurs in connection with an election of Directors by the stockholders of the Company, NLI shall identify its designees by written notice to the Company no less than 120 days prior to the date of the meeting of stockholders of the Company called for the purpose of electing Directors and such NLI Designees shall complete a customary director and officer questionnaire, in the same form provided to all other Directors, by the date required of all other Directors. The Company shall, to the fullest extent permitted by Applicable Law and the rules and regulations of the Exchange, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its commercially reasonable efforts to cause the election of such individual to the Board, including recommending such individual’s election, soliciting proxies or consents in favor thereof, in each case, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation and support would be inconsistent with the Board’s fiduciary duty under Applicable Law. To the fullest extent permitted by Applicable Law, each NLI Designee shall be required to recuse himself or herself from the deliberations and vote on any matter on which NLI or such NLI Designee has a material conflict of interest or as otherwise required by Applicable Law or the rules and regulations of the Exchange, as determined after consultation with NLI and upon the advice of outside counsel to the Company or the Board.

(j)
The NLI Designee shall be entitled to indemnification, advancement of expenses and exculpation from the Company and to be insured under the director and officer insurance policy of the Company, to the same extent as the other members of the Board (in their capacities as Directors) pursuant to the Company Charter and bylaws of the Company.

(k)	As a condition to the Company’s obligations under this Section 2.1 with respect to persons designated for nomination, appointment, or election by NLI, each NLI Designee will agree in writing:

(i)
during the term of any service as a Director to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee members of the Company, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related person transactions policy and corporate governance guidelines, in each case as previously approved by the Board and as amended from time to time; and

(ii)
to keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees or other confidential information of the Company that the NLI Designee receives from the Company, in accordance with and subject to the terms of a confidentiality agreement in the form attached hereto as Schedule C (the “Confidentiality Agreement”).

The Confidentiality Agreement shall be executed by NLI, the Company and the applicable NLI Designees and delivered concurrently with the Closing.

Section 2.2          Committees.

(a)	Subject to Sections 2.2(b) and 2.2(c), for so long as a NLI Designee is serving as a Director on the Board, at least one NLI Designee shall be entitled to serve on each of:

(i)	the Compensation Committee; and

(ii)	the Nominating and Governance Committee,

in each case, as a full member with the same voting and other privileges as other members of such committee, but in each case (A) only to the extent that such NLI Designee elects to serve on such committee and subject to such NLI Designee meeting the applicable eligibility requirements for membership on such committee mandated by Applicable Law the rules of the Exchange and the charter of such committee, and (B) unless the Board determines in good faith, after consultation with outside counsel, that the appointment of any such individual designated by NLI to the particular committee would be inconsistent with the Board’s fiduciary duty under Applicable Law.

(b)
To the extent prohibited under Applicable Law or the rules and regulations of the Exchange, no NLI Designee shall be entitled to serve on the Compensation Committee or the Nominating and Governance Committee unless and until the Board has determined, acting in good faith, based on its review of the information provided by such NLI Designees, which information must be provided within 10 (ten) Business Days of the Company’s reasonable request made in writing, and such other reasonable inquires as the Company deems necessary or appropriate, that the NLI Designees are independent under Applicable Law and the rules and regulations of the Exchange.

(c)	The committee(s) on which any NLI Designee serves shall be determined by the Nominating and Governance Committee, after consultation with NLI and the NLI Designees.

Section 2.3          Board Observer.

(a)
In addition to the rights set forth in Section 2.1 and Section 2.2, prior to the Sunset Date, NLI shall also have the right to appoint one representative, which shall not be a Secondee (the “Board Observer”), to attend each meeting of the Board and each meeting of any committee on which a NLI Designee serves, whether such meeting is conducted in person or by teleconference or video conference; provided that, without the prior approval of the chairman of the Board or the applicable chairman of the committee thereof, the Board Observer shall not be permitted to attend, or receive any Board Materials related to, drafted for or presented at, any executive sessions of the Board or any committee of the Board on which a NLI Designee is not serving; provided further that, once during any 12-month period, in the event that a Board Observer is unable to attend a meeting of the Board or any committee on which a NLI Designee serves due to illness, injury, or other extraordinary circumstances, NLI may designate, with 3 business days advance written notice, an alternative Person to attend such meeting on behalf of the Board Observer, which Person shall not be a Secondee. The Company shall (a) provide to such Board Observer all communications and materials that are provided by the Company or the Company’s Representatives to the members of the Board generally, at the same time and in the same manner that such communications and materials are provided to such other Board members, including all notices, Board packages, reports, presentations, minutes and consents (the “Board Materials”) and (b) not unreasonably prevent the Board Observer from observing, or delay the arrangement for observation of, such meetings; provided, however, that if the Company reasonably determines that the exclusion of the Board Observer from any portion of a meeting of the Board or omission of any portion of the Board Materials is necessary to preserve the Company’s attorney-client privilege or as a result of material conflict of interest of such Board Observer (such determination to be based on the advice of counsel to the Company), then the Company will have the right to exclude the Board Observer from such portions of meetings of the Board or the committees thereof in which such information is discussed, and omit to provide the Board Observer with such information.

(b)	As a condition to the Company’s obligations under Section 2.3(a) with respect to a person designated to act as a Board Observer, each Board Observer will agree in writing:

(i)
during the term of any service as a Board Observer to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee members of the Company, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related person transactions policy and corporate governance guidelines, in each case as previously approved by the Board and as amended from time to time; and

(ii)
to keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees or other confidential information of the Company that the Board Observer receives from the Company, in accordance with and subject to the terms of the Confidentiality Agreement.

Section 2.4          Matters Requiring Certain Approval.

(a)	Notwithstanding anything herein to the contrary, prior to the Sunset Date, the prior written consent of NLI shall be required for the Company to take any of the following actions:

(i)
amend the certificate of incorporation, bylaws or any other organizational documents of the Company, or the charter or other governing documents of any committee of the Board, in any manner that would materially and adversely affect NLI’s enumerated rights under this Agreement or the Stock Purchase Agreement, provided that any amendments required by Applicable Law or any Governmental Authority shall not require the prior written consent of NLI;

(ii)
commence any voluntary dissolution, liquidation or winding up of the Company, provided that, notwithstanding that NLI has refused to provide its written consent, if the Board determines in good faith, after consultation with outside counsel, that not commencing voluntary dissolution, liquidation or winding up of the Company would be inconsistent with the Board’s fiduciary duty under Applicable Law, it may commence voluntary dissolution, liquidation or winding up of the Company;

(iii)	other than in connection with an Exempt Transfer, commence any voluntary deregistration or delisting of the Common Stock;

(iv)	issue any new Common Stock to any NLI Competitor; or

(v)	agree to take any of the foregoing actions.

(b)
If, within thirty (30) Business Days of receipt of a notice from the Company requesting written consent pursuant to Section 2.4(a) of this Agreement, NLI has not provided its written consent or has not refused to provide its consent, NLI shall be deemed to have consented to the action for which written consent has been requested by the Company.

ARTICLE III
ADDITIONAL COVENANTS

Section 3.1          Standstill; Cooperation and Notice.

(a)
Without the prior written approval of the Board, beginning on the date hereof and ending on the Sunset Date, NLI shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly:

(i)
commence or propose to commence any tender or exchange offer for securities of the Company or any of its Subsidiaries, enter into or propose to enter any merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its Subsidiaries;

(ii)
nominate for election, or seek to elect, any individual as a Director of the Company, other than (A) as contemplated by Section 2.1 of this Agreement or (B) to vote in accordance with the requirements of Section 6.09 of the Stock Purchase Agreement, in each case, for any such individual nominated by the Board or the applicable committee thereof;

(iii)	propose any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its Subsidiaries;

(iv)
acquire or propose to acquire, or otherwise obtain any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (including Common Stock) of the Company that would result in the NLI Parties having a Share Ownership Percentage of more than 30%;

(v)
form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) for purposes of acquiring, holding, voting or disposing of any securities of the Company;

(vi)	dispose of Common Stock in response to an unsolicited tender offer for securities of the Company or other proposed business combination, except pursuant to an Exempt Transfer;

(vii)	take any action or make any proposal for additional representation on the Board, not otherwise permitted under Section 2.1;

(viii)
take any action (including any public announcement or communication with or to the Company) that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in this Section 3.1; or

(ix)
act alone or in concert with any Person, including through entry into any agreements with any third party, with respect to taking any of the actions set forth in the foregoing clauses (i) through (viii);

provided that, notwithstanding the foregoing, nothing in this Section 3.1 shall restrict or prohibit:

(A)	any NLI Designee from taking any action, or refraining from taking any action, which he or she determines is necessary or appropriate in light of his or her fiduciary duties as a Director;

(B)
compliance by NLI with, or the exercise by the NLI of any of its rights under, this Agreement or the Stock Purchase Agreement (including with respect to its right of first offer set forth in Section 6.08 of the Stock Purchase Agreement and the purchase by NLI of Common Stock pursuant thereto); or

(C)	any Exempt Transfer.

(b)
Notwithstanding anything to the contrary in this Section 3.1, on and after the date hereof, no NLI Party shall be prohibited or restricted from initiating and engaging in private discussions with the Company or the Board in relation to, or making and submitting to the Company or the Board, non‑public, confidential proposals regarding the matters addressed by this Section 3.1 so long as such communications would not, after consultation with external counsel to NLI, reasonably be expected to require NLI, the Company or any other Person to make a public announcement regarding such proposal.

(c)	Notwithstanding anything to the contrary in this Section 3.1, in the event that NLI or any of its Controlled Affiliates desires to pursue an Additional Acquisition:

(i)
NLI shall first deliver to the Company a written notice of its intention to pursue such Additional Acquisition setting forth the intended purchaser(s) and the NLI Parties’ expected Share Ownership Percentage following the completion of such Additional Acquisition (the “Additional Acquisition Notice”);

(ii)
Following the delivery of an Additional Acquisition Notice to the Company, each of the Company and NLI shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to obtain all Required Authorizations, including making all necessary, proper or advisable registrations, filings and notices with, and taking all steps as may be necessary to obtain such Required Authorizations (including, but not limited to, any such Required Authorizations from FINRA), to the extent not previously obtained and not in full force and effect at such time. In furtherance of the foregoing, NLI and the Company shall consult with one another with respect to obtaining all Required Authorizations not already obtained and in full force and effect at such time; and

(iii)
In no event shall any Additional Acquisition be consummated until such time as all Required Authorizations with respect to such Additional Acquisition have been either obtained in form and substance reasonably satisfactory to the Company or waived by the Company.

Section 3.2          Information and Access Rights.

(a)
Until the date that the Share Ownership Percentage of the NLI Parties is less than 10%, the Company shall make the books and records of the Company available for inspection by the NLI Parties at the principal place of business of the Company. The Company shall, and shall cause its Subsidiaries to afford the NLI Parties and their respective agents reasonable access, during usual business hours, to the Company’s personnel, data and systems, in each case to the extent that such information, data or access is required for NLI to meet its legal, financial or regulatory obligations or requirements (as determined by NLI in its reasonable judgment).

(b)
NLI hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, NLI and its Affiliates shall be provided confidential information, which may constitute material nonpublic information, pursuant to Section 3.2(a) in accordance with and subject to the terms of the Confidentiality Agreement, which such Confidentiality Agreement shall be executed and delivered concurrently with the Closing. NLI acknowledges its awareness that United States securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer while in possession of any material nonpublic information, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. NLI agrees that it will not trade in the securities of the Company except in a manner that complies with applicable securities laws.

(c)
Within a reasonable period after receipt of a written request from NLI, and unless prohibited by Applicable Law, the Company shall deliver to NLI a duly executed statement, dated not more than thirty (30) days prior to the requested date, in accordance with Treasury Regulations Section 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, along with the notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such statement, signed by a responsible corporate officer of the Company.

(d)
So long as this Agreement remains in effect, NLI shall make the books and records of the NLI Parties available for inspection by the Company at the principal place of business of NLI to the extent that such inspection is required for the Company to meet its legal, financial or regulatory obligations or requirements (as determined by the Company in its reasonable judgment). NLI shall, and shall cause the NLI Parties to, afford the Company and its respective agents reasonable access, during usual business hours, to the NLI Parties’ personnel, data and systems, in each case to the extent that such information, data or access is required for the Company to meet its legal, financial or regulatory obligations or requirements (as determined by the Company in its reasonable judgment).

Section 3.3          Cooperation.

Following the Closing, the Company and NLI shall, from time to time, engage in good faith discussions between party’s management team, as may be reasonably requested by the other party with respect to potential collaborative opportunities.

Section 3.4          Corporate Opportunities.

(a)
The Company and NLI acknowledge and agree that each NLI Designee shall be a “Non‑Employee Director” and NLI and its Affiliates shall each be an “Identified Person”, in each case, as defined in and for all purposes under Article 10 of the Company Charter.

(b)
The Company and NLI acknowledge and agree that Article 10 (including Section 2 thereof) of the Company Charter shall apply to each Secondee and the Board Observer such that they are each treated as, and are subject to Article 10 as if they were, a “Non-Employee Director” (as defined in the Company Charter).

Section 3.5          Secondment Rights.

Until the date that the Share Ownership Percentage of the NLI Parties is less than 15%, NLI shall have the right to second three employees (each, a “Secondee”) to the Company from time to time to non-executive positions or roles at the Company, pursuant to a secondment agreement entered into between NLI and the Company (the “Secondment Agreement”); provided that each Secondee and the terms of each secondment shall be mutually acceptable to the Company and NLI. If for immigration status reasons a Secondee is unable to be seconded to the Company, such Secondee shall remain an employee of NLI and NLI, the Company and applicable Secondee shall enter into a service agreement whereby such Secondee will provide services to the Company on terms similar to the Secondment Agreement. The secondment of any Secondee may be terminated by (a) the Company and NLI, as may be mutually agreed from time to time and (b) the Company, at any time upon the occurrence of a Cause Event. The Secondees will not have any decision-making authority or voting rights. At least one Secondee, as mutually agreed by NLI and the Company, shall have the right to observe Quarterly Business Review meetings of the Company and such other meetings mutually agreed by NLI and the Company. The Company will not unreasonably prevent the Secondee from observing, or delay the arrangement for the observation of, such meetings.

Section 3.6          Certain Board Approvals.

In the event that the Company becomes governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board shall take all Necessary Action so that the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to NLI or any of its “affiliates” or “associates” (as defined in Section 203(c)(1) and Section 203(c)(2) of the DGCL) as of the date hereof. In addition to the extent requested by NLI, the Board shall take all Necessary Action so that the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to any person who becomes an “affiliate” or “associate” of NLI following the time at which the Company becomes governed by Section 203 of the DGCL, unless the Board determines in good faith, after consultation with outside counsel, that such exemption would be inconsistent with the Board’s fiduciary duty under Applicable Law or with the rules and regulations of the Exchange. Notwithstanding the foregoing, if at any time NLI ceases to “own” (as defined in Section 203(c)(9) of the DGCL) at least 15% of the outstanding “voting stock” (as defined in Section 203(c)(8) of the DGCL) of the Company (other than as a result of action taken solely by the Company), the Board shall not be required to take any action that will result in the restrictions on “business combinations” not applying NLI or its “affiliates” or “associates” under this Section 3.6.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1          Representations and Warranties of the Company.

The Company hereby represents and warrants to NLI as follows as of the Closing:

(a)
The Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. The Company has all corporate (or other organizational) power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)
The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any person (except for any such consents or approvals which have been obtained) under, (i) Applicable Law, except for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, (ii) the organizational documents of the Company, or (iii) any contract or agreement to which the Company is a party, except for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

(c)
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are within the organizational powers of the Company and have been duly authorized by all necessary corporate (or other organizational) action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by NLI, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.2          Representations and Warranties of NLI.

NLI hereby represents and warrants to the Company as follows as of the Closing:

(a)
NLI is duly organized, validly existing and, where applicable, in good standing under the Applicable Laws of Japan. NLI has all corporate or other organizational powers and all authority necessary to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)
The execution and delivery by NLI of this Agreement and the performance by NLI of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any person (except for any such consents or approvals which have been obtained) under, (i) Applicable Law, except for such violations as would not have a material adverse effect on the ability of NLI to perform its obligations under this Agreement, (ii) its organizational documents, or (iii) any contract or agreement to which it is a party, except for such violations as would not have a material adverse effect on the ability of NLI to perform its obligations under this Agreement.

(c)
The execution, delivery and performance of this Agreement by NLI and the consummation by NLI of the transactions contemplated hereby are within the organizational powers of NLI and have been duly authorized by all necessary corporate or other organizational action on the part of NLI. This Agreement has been duly executed and delivered by NLI and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of NLI, enforceable against NLI in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.3          No Other Representations or Warranties.

Each of NLI and the Company hereby acknowledges and agrees that:

(a)
except for the express representations and warranties set forth in this Article V neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby; and

(b)
neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby.

ARTICLE V
GENERAL PROVISIONS

Section 5.1          Termination.

(a)	Unless otherwise specified herein, this Agreement shall automatically terminate on the earlier to occur of:

(i)	the date on which the Share Ownership Percentage of the NLI Parties is less than 5%; and

(ii)	the mutual written agreement of NLI and the Company.

(b)
The Company may terminate this Agreement following written notice in accordance with Section 5.2 if the Company or any of its Affiliates becomes subject to direct regulation by, or sanctions of, the Financial Services Agency of Japan that it would not be subject to in the absence of this Agreement and the transactions contemplated hereby and thereby provided that prior to any termination of this Agreement pursuant to this Section 5.1(b), an executive officer of the Company shall discuss such termination of this Agreement with an executive officer of NLI and consider in good faith whether there are available alternatives or remedies to avoid terminating this Agreement.

(c)
Either of the parties to this Agreement may terminate this Agreement if there shall be a material breach of this Agreement or the transactions contemplated hereby by the other party to this Agreement, which breach is not cured within 30 days after the breaching party’s receipt of a written notice in respect thereof from the other party, provided that prior to any termination of this Agreement pursuant to this Section 5.1(c), an executive officer of the terminating party shall discuss such termination of this Agreement with an executive officer of the non-terminating party and consider in good faith whether there are available alternatives or remedies to avoid terminating the this Agreement.

Section 5.2          Notices.

All notices, requests and other communications to any party shall be in writing and shall be deemed given (a) when delivered personally, (b) on the date sent by electronic mail transmission if sent during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient (with confirmation of receipt of such electronic mail received by return electronic mail), or (c) when received by the addressee if sent by international or national overnight courier (providing proof of delivery), to the parties at the addresses set forth below.

if to the Company:

Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, TX 77019
Attention: Christine Nixon
Email: chris.nixon@corebridgefinancial.com

with a copy (not constituting notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention: Paul Rodel; Eric Juergens
Email: pmrodel@debevoise.com; etjuerge@debevoise.com

if to NLI:

Nippon Life Insurance Company
1-6-6 Marunouchi, Chiyoda-ku
Tokyo, Japan 100-8288
Attention: Masayuki Nishimura
Email: nishimura49737@nissay.co.jp

with a copy (not constituting notice) to:

Latham & Watkins Gaikokuho Joint Enterprise
Marunouchi Building, 32nd Floor
2-4-1 Marunouchi, Chiyoda-ku
Tokyo, Japan 100-6332
Attention: Hiroaki Takagi
Email: hiroaki.takagi@lw.com

and

Latham & Watkins LLP
330 North Wabash, Suite 2800
Chicago, IL 60611
Attention: Bradley Faris; Jason Morelli
Email: bradley.faris@lw.com; jason.morelli@lw.com

or to such other address or electronic mail address as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received on the date of receipt in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.3          Amendment; Waiver.

(a)
Any provision of this Agreement may be amended, supplemented or waived in any and all respects, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment or supplement, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.4          Further Assurances.

Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

Section 5.5          Assignment.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their successors and permitted assigns.

(b)
No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except by any NLI party to any NLI Permitted Transferee that has executed a joinder agreement substantially in the form attached as Schedule B to this Agreement; provided that no such assignment or delegation shall relieve the transferring NLI party of its obligations hereunder. Any purported assignment, delegation or transfer not permitted by this Section 5.5) is null and void.

(c)
This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

Section 5.6          Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 5.7          Governing Law.

This Agreement shall be governed by and construed in accordance with the Applicable Laws of the State of Delaware, without regard to principles of conflicts of Applicable Laws thereof, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 5.8          Jurisdiction.

(a)
The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery shall not have or declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or other Delaware state court) (the “Chosen Courts”), and each of the parties hereby irrevocably consents to the sole and exclusive jurisdiction of the Chosen Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such suit, action or proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Chosen Court. NLI irrevocably designates its Subsidiary, Nippon Life Americas, Inc., located at 101 Park Avenue, New York, NY 10178, as its authorized agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such action and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it in the Chosen Courts and NLI stipulates that such consent and appointment is irrevocable and coupled with an interest. Without limiting the foregoing, each party also irrevocably and unconditionally agrees that service of process may be made on such party as provided in Section 5.2 and that service made in such manner shall be deemed effective service of process on such party and shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.

(b)
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9          Specific Performance.

The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof to which such party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Neither party shall be required to provide any bond or other security in connection with any such order or injunction.

Section 5.10        Entire Agreement.

(a)
This Agreement (including any Schedule or Exhibit hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

(b)
No provision of this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations between the parties and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation between the parties of risks associated with particular matters regardless of the knowledge of either party. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.11        Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any rule of law or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12        Table of Contents, Headings and Captions.

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 5.13        Counterparts.

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable); provided that a .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 5.14        No Recourse.

Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as parties to this Agreement (in the preamble and signature pages hereto) in their capacities as parties to this Agreement and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Persons that are not expressly identified herein as parties to this Agreement or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing, or any other non-party, shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties or statements made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any non-party, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, or otherwise. The non-parties shall be express third-party beneficiaries with respect to this Section 5.14, entitled to enforce this Section 5.14 as though each such non-party were a party to this Agreement.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Corebridge Financial, Inc.

By:	/s/ Elias Habayeb
Name: Elias Habayeb
Title: Executive Vice President and Chief Financial Officer

Nippon Life Insurance Company

By:	/s/ Minoru Kimura
Name: Minoru Kimura
Title: Managing Executive Officer

[Signature Page to Stockholder’s Agreement]

Schedule A

[Intentionally omitted.]

Schedule B

[Intentionally omitted.]

Schedule C

[Intentionally omitted.]